Exhibit 99.2

QUESTCOR PHARMACEUTICALS

THIRD QUARTER 2012 FINANCIAL RESULTS

October 23, 2012, 4:30 PM ET

MANAGEMENT DISCUSSION SECTION

Operator:	Good day, ladies and gentlemen, and welcome to your Questcor Pharmaceutical’s Q3 2012 Earnings Conference. [Operator Instructions] But later, we will conduct a question-and-answer session, which instructions will be given at that time. [Operator Instructions] And as a reminder, today’s conference is being recorded.

And now I would like to introduce your host for today, Doug Sherk. Doug, please go ahead.

Doug Sherk:	Thank you, operator, and good afternoon, everyone. Thank you for joining us today for the Questcor Pharmaceutical’s conference call to discuss the third quarter 2012 financial results. This afternoon after the market closed, Questcor issued its third quarter earnings release, which is posted on the company’s website at www.questcor.com. The company has also filed its third quarter Form 10-Q.

Today’s call is also being webcast and a slide presentation will accompany managements’ remarks. To access both the webcast and the presentation slides, go to Questcor’s website at www.questcor.com, click the Investor Relations link, and then click on Events & Presentations.

If you’re listening via telephone today, to review the accompanying presentation in conjunction with the call, navigate to the live webcast on the Event page. Then choose the audio/slides-only option.

Additionally, there’ll be a taped replay of this call, which will be available approximately one hour after the call’s conclusion and will remain available for seven days. The operator will provide the replay instruction at the end of today’s call.

Before we get started, I’d like to remind you that during the course of this call, management will make projections and forward-looking statements regarding future events. We encourage you to review the company’s past and future filings with the SEC, including without limitation the company’s Forms 10-K and 10-Q, which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements. As previously disclosed in the company’s SEC filings, these factors include the following: Questcor’s reliance on Acthar for substantially all of its net sales and profits; Questcor’s ability to comply with federal and state regulations, including regulations relating to pharmaceuticals and marketing practices; and Questcor possibly being affected by lower reimbursement levels from third-party payers.

Also as discussed in the company’s earnings release today, the company has been publicly disclosing on Form 8-K certain operating metrics on a monthly basis for the past several months. Sales have reached a level where the company believes that the more traditional approach of providing financial information and related analysis of results on a quarterly basis is appropriate. And the company expects to return to a quarterly public filing approach going forward.

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October 23, 2012, 4:30 PM ET

Lastly, given management’s schedule today, we’ve allocated 45 minutes for this call. We’ll take as many questions as time allows.

Now, I’d like to turn the call over to Don Bailey, President and Chief Executive Officer of Questcor Pharmaceuticals.

Don Bailey:	Thanks, Doug. Good afternoon, everyone. With me today are Steve Cartt, our Chief Operating Officer; and Mike Mulroy, Chief Financial Officer. They will each be making prepared remarks.

Questcor’s financial results were driven by the increasing acceptance and expanding usage of Acthar among healthcare providers as an FDA-approved treatment alternative for patients with infantile spasms, idiopathic types of nephrotic syndrome, MS relapses, and several rheumatology-related conditions. Growth in prescriptions for nephrotic syndrome and MS relapses drove the sales increase we experienced during the third quarter. Recall that we entered the nephrology market last year, and seeing the significant commercial opportunity, we expanded the nephrology sales force to 58 representatives in June.

We believe Acthar’s therapeutic usefulness in nephrotic syndrome, the devastating nature of this disease and the lack of other approved therapies have contributed to the growth in this area of the business. Paid MS prescriptions also increased in the third quarter when compared to the year-ago quarter. We also completed an expansion of the neurology sales force during the quarter. Regarding our newest market opportunity in rheumatology, we are encouraged by the early positive signs we are seeing from our pilot commercial effort. Because of its possible broad immunomodulating mechanism of action, Acthar has the potential to help patients suffering from any of the serious rheumatology-related disorders addressed by the FDA-approved indications specified on the Acthar label.

The overall growth in Acthar prescriptions has led to consistent growth in vials shipped. In the third quarter, we shipped 5,590 vials of Acthar. This, of course, has in turn driven the increase in net sales.

Now, I’d like to turn the call over to Steve Cartt, our Chief Operating Officer, who will provide more detail on our operating highlights during the third quarter. He will also update you on the business’ performance during the first three weeks of October. Steve?

Steve Cartt:	Thanks, Don, and good afternoon, everyone. I’ll first review quarterly paid prescriptions. The chart on the screen shows nephrotic syndrome prescription growth for Acthar on a quarterly basis over the last two years. New paid nephrotic syndrome prescriptions grew to 335 in the third quarter 2012, reflecting the rapid growth in this area of our business.

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October 23, 2012, 4:30 PM ET

We initiated the nephrology pilot selling effort late in the first quarter of 2011 and have since expanded the sales force twice because of faster-than-expected Acthar prescription growth in this market. As Don noted, we completed our second nephrology expansion to 58 reps in June. As I mentioned, this sales team generated 335 new paid Acthar prescriptions in the third quarter, so we are having some early success, but it’s important to remember that our efforts in this market are still relatively new.

I thought that discussing an example of a patient who was successfully treated with Acthar for nephrotic syndrome might be helpful. Of course, it’s important to note that not all patients respond to Acthar, but this example may help your better understand the nature of the disease being treated and the types of patients in whom Acthar is used.

This example was given to us by the patient’s treating physician. While we have many examples, this particular patient was a 58-year-old man who had had a kidney transplant due to a loss of kidney function resulting from idiopathic membranous nephropathy.

Seven years after the transplant, he developed membranous nephropathy in his new kidney and his kidney function subsequently deteriorated to the point where he once again developed nephrotic syndrome. He was placed on two immunosuppressants, to which he did not respond despite several months of treatment.

So in a desperate attempt to preserve his remaining kidney function, his doctors then placed him on two additional immune-suppressing agents, plus corticosteroids. But still, he did not respond. His proteinuria was measured at that time at about 5 grams per day, well into the nephrotic range.

His nephrologist then decided to start him on twice-weekly injections of Acthar. By eight weeks of Acthar treatment, his proteinuria was down to 1.3 grams per day. And by the time he completed his course of Acthar treatment at 24 weeks, it was down to only 0.6 grams.

Interestingly, and we’ve been hearing about this phenomenon with increasing frequency lately, his proteinuria continued to improve following the completion of Acthar treatment so that 36 weeks after administering his last Acthar injection, his proteinuria had fallen even further to 0.25 grams, which is considered to be within the normal range for a healthy adult.

Clearly, Acthar was not used first-line in this patient. As most of you know, Acthar is almost never used first-line. It is instead held in reserve as an option for patients like this who have not responded to traditional first-line therapy.

To confirm insurance coverage for a patient like I’ve just described, or for that matter, any other patient going on Acthar, most plans require documentation of the patient’s individual medical condition and treatment history before approving an Acthar

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October 23, 2012, 4:30 PM ET

prescription. These requirements have steadily increased over the last four years, as we have noted on many previous investor calls, which is why we now have a large, highly-experienced team that supports the reimbursement process for each of our individual patients. In some cases, patients’ lives truly do depend on it.

Moving on to MS, our year-over-year growth in MS paid scripts is due to positive patient outcomes, continued solid Acthar insurance coverage, and steadily increasing awareness among neurologists that Acthar can be an important FDA-approved treatment alternative for MS relapse patients who’ve not experienced the intended treatment outcome from the use of corticosteroids and are in need of something different.

Importantly, the expansion of our neurology sales force to 107 from 77 reps was completed in August and will help to further build awareness regarding the appropriate use of Acthar for MS relapse. As an example of the type of MS patient that uses Acthar, we recently were told by a prescribing doctor that a patient of theirs had lost vision in one eye and had only partial vision in the other, plus was now having to walk with the use of a cane, all the result of a serious new relapse. This patient had tried more than one course of IV steroids over several weeks with little response. Of course, IV steroids are standard first-line treatment for MS relapse and many patients respond just fine to this therapy. But this particular patient didn’t and she was then started on Acthar. Over the next couple of weeks, she was able to walk again without the use of the cane, had regained full vision in one eye, and had vision significantly improved in the other. Not all patients respond to Acthar in the same way, of course, and we don’t really know why some patients don’t respond to steroids yet do respond to Acthar, and vice versa, but it’s likely due to the significant differences between steroid and Acthar mechanisms of action. As I will discuss in more detail in a minute, this mechanism of action difference between Acthar and steroids was the subject of a recent peer-review journal article.

Turning briefly to infantile spasms, there were a total of 102 paid prescriptions for Acthar in the third quarter, and IS sales were within the normal quarterly sales range. It is important to remind everyone that we have significant quarter-to-quarter variability in paid IS prescriptions due to fluctuations in the incidence of this very rare and devastating disorder.

Lastly, I’ll comment briefly on rheumatology, the newest Acthar market that we’re currently exploring. We shipped 38 paid prescriptions during the third quarter, the first quarter of our pilot commercial effort. As discussed previously, there are a number of important indications related to rheumatology on the Acthar label. These include indications related to polymyositis, dermatomyositis, rheumatoid arthritis, systemic lupus erythematosus, psoriatic arthritis, juvenile rheumatoid arthritis, and ankylosing spondylitis. We believe that within most of the rheumatology-related disorders listed on the Acthar label lies a significant population where Acthar could be an appropriate treatment option for patients needing an FDA-approved alternative therapy.

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October 23, 2012, 4:30 PM ET

The focus of our initial promotional effort is on the rare neuromuscular disorders dermatomyositis and polymyositis. These conditions can be difficult to treat, and if not treated successfully, patients can become debilitated, and in some cases, these conditions can even be life-threatening.

Our team of 12 experienced rheumatology sales reps are exploring this new Acthar market and educating a select group of rheumatologists about Acthar and its appropriate role in treating dermatomyositis and polymyositis, as well as certain other indications for which Acthar is FDA-approved. As seen by the rheumatology script growth in the third quarter, we are off to an encouraging start.

On the research front, we continue to see publications, abstracts and case studies being published, adding to the body of evidence of Acthar’s unique mechanism of action and clinical benefit in MS and nephrotic syndrome. For example, a very recent and important paper in the Multiple Sclerosis Journal highlights Acthar and its broader mechanisms of action as an immunomodulator in multiple sclerosis, in stark contrast to the now outdated view of Acthar as being merely a stimulator of adrenal cortisol production.

Additional abstracts will be presented at upcoming meetings later this year and into next year. In fact, a number of posters will be presented at the upcoming American Society of Nephrology annual meeting, further adding to the body of evidence supporting Acthar use in the treatment of idiopathic types of nephrotic syndrome.

We also look forward to collecting new clinical data over the next 24 months regarding Acthar’s utility in lupus, RA, dermatomyositis, polymyositis and psoriatic arthritis. For example, we are presently funding a clinical registry to collect additional treatment and outcome data for patients with dermatomyositis and polymyositis treated with Acthar. Also included in our plans will be the initiation of a new company-sponsored clinical trial on lupus, and funding of other new trials in rheumatology. Details will be provided on these and other studies during future calls.

A more complete understanding of the therapeutic actions of Acthar is only now emerging as the drug becomes much more widely used and studied. Questcor will continue to support both company and investigator-initiated programs that are of strategic and scientific interest. We are also beginning very early evaluation of the potential for Acthar in other indications not currently on the Acthar label. Certainly as the body of evidence continues to build in all of these scientific areas, we’ll appropriately share any important new developments with the medical community, payers, the FDA, and of course investors.

In each of our key markets, we believe Acthar has the potential to be an appropriate treatment alternative for patients who do not respond adequately to or experience problematic side effects from first-line therapies such as steroids and where an additional FDA-approved treatment option is needed.

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THIRD QUARTER 2012 FINANCIAL RESULTS

October 23, 2012, 4:30 PM ET

I’ll close by noting that insurance coverage for Acthar has remained very good overall and it’s been consistent with payer coverage patterns we have seen with Acthar over the last few years. Acthar prescriptions are being carefully handled on an individual basis following our normal and well-established business practices. And early here in the fourth quarter, we are seeing nothing out of the ordinary with regard to Acthar prescribing activity or insurance coverage of individual prescriptions.

I’ll now turn the call over to Mike Mulroy, our CFO, for a review of our financial highlights. Mike?

Mike Mulroy:	Thanks, Steve. Net sales for the third quarter were $140.3 million compared to $59.8 million Questcor achieved in the year-ago quarter. Growth was driven by increased physician acceptance and expanded usage of Acthar to treat serious, difficult-to-treat auto-immune and inflammatory disorders.

Our growth in net sales continued to outpace growth in operating expenses, which were $49.4 million in the current quarter compared to $22.5 million for the third quarter of 2011. The increase in OpEx is primarily due to the growth of our employee base and increased investment in our numerous research and development programs. Regarding R&D for the nine-month period ended September 30, 2012, we spent approximately $22.1 million, an increase of approximately 100% over the prior year’s period.

GAAP earnings for the quarter were $0.91 based on 61.4 million diluted shares outstanding, up from $0.35 in the third quarter of last year. Non-GAAP earnings for the quarter ended September 30, 2012 were $0.97 per diluted common share. Our earnings release discusses the use of non-GAAP financial measures and provides a reconciliation between GAAP and non-GAAP earnings.

Third quarter ending channel inventory appeared to be within the normal historic range over the past several quarters. Of course, as we have discussed in previous disclosures, Questcor believes that investors should consider the company’s results over several quarters when analyzing its performance.

During the quarter, we used $58.1 million in cash to repurchase 1.5 million shares of our common stock in open market transactions at an average price of $39.15 per share. On September 28, 2012, we announced that the Board of Directors has increased the company’s common stock repurchase program authorization to 7 million shares. We also announced that our Board of Directors has adopted a policy for the company to pay a regular dividend, and an initial quarterly dividend of $0.20 per share. The record date for our first quarterly dividend is set for October 31.

Now, I’ll turn the call back to Don.

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October 23, 2012, 4:30 PM ET

Don Bailey:	Thanks, Mike. To summarize, we remain committed to helping more patients with unmet medical needs, and we continue to deliver on our growth strategy. We believe Acthar provides substantial benefits to many patients with serious, difficult-to-treat medical conditions where other therapies have not provided the intended treatment outcome, and an additional FDA-approved treatment alternative is needed. Our expanded commercial efforts continue to show progress during the third quarter, as Steve noted. And Acthar prescribing and reimbursement has remained normal during October.

Operator, you can open up the call to questions.

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THIRD QUARTER 2012 FINANCIAL RESULTS

October 23, 2012, 4:30 PM ET

QUESTION AND ANSWER SECTION

Operator:	Okay. [Operator Instructions] So we’ll take our first question coming from Steve Byrne from Bank of America. So please – one moment. Steve, please go ahead.

Steve Byrne:	Can you provide an update on the changes to the Medicaid rebate formula? What’s the status? When do you think that might flow through? And when that happens, will you no longer have an entry in the fully-rebated column for these various indications?

Don Bailey:	Let me let Mike update you on that. Pretty much, the schedule remains as it was previously announced, but I’ll let Mike fill you in on some details.

Mike Mulroy:	For the quarter, we had a provision of Medicaid of $14.5 million. That’s on the current 100% rebate rate. We also have talked about changes to that prospectively. And we also said in the quarter that the rebate rate could come down to as low as 23.1% beginning early in 2013. So if that does happen, then, yes, Steve, we won’t have any fully-rebated scripts like we’ve talked about in the past. But we will be rebating a portion of the price.

Don Bailey:	And that schedule is still intact that we had given before. Of course, that schedule is a schedule, so it could vary. But we would expect some time during the early part of Q1 of 2013 to be able to implement that new process.

Steve Byrne:	And, Mike, can your just comment on why the level of sales would affect your decision to provide monthly scrip data?

Don Bailey:	Well, we have – we moved to monthly reporting earlier this year in response to perception that this more frequent reporting would be beneficial to shareholders. At the time, nephrotic syndrome was fairly new and growing, so it seemed reasonable to us to provide this added unusually-frequent information. I think we started in March, so we’ve been doing this for about six months.

Prescriptions and sales have now reached a level where the company believes that the more traditional approach of providing financial information and related analysis of results on a quarterly basis is appropriate. We were told by virtually every shareholder that Questcor was unique or amongst a very few that was providing this kind of information.

We also believe that due to fluctuations in monthly prescriptions, measuring our performance on a quarterly basis or a several quarterly basis, some kind of a longer-term basis, is more appropriate. Many investors, especially the long-term investors, have suggested that we should conform to the traditional reporting approach.

I again point out that we are one of the few, if not only, companies providing monthly updates. So that input from the – from our long-term investors factored into our decision to move back to quarterly reporting.

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Steve Byrne:	And just one more. Steve, if you could comment on the new reps in nephrology. It looks like those that were added in June have not really gained much traction yet. And is that reasonable from your perspective that it would take more than a quarter for them to start to have an effect on nephrotic syndrome scripts?

Steve Cartt:	Yeah, absolutely, Steve. Generally, we like to see a couple of quarters, and in this case, we literally doubled the sales force. So the old reps had half of their territories lost to the new folks. We had new people going in to those offices, and so there are new reps making calls on those offices. So, obviously, a fair amount of disruption involved there. And we had scripts coming from old reps, existing reps, and new scripts coming from new reps. So it was really a mixture of things. It was pretty typical to see kind of a quarter-ish period of time where there’s disruption with this magnitude of a sales force expansion. I don’t see that as being anything unusual.

Steve Byrne:	Okay, thank you.

Operator:	Okay, thank you. And we’ll take our next question from Josh Schimmer from Lazard Capital. Josh, please go ahead.

Joshua

Schimmer:	Thanks for taking the question. I guess maybe first if you can help explain the disconnect between the comment that you’re not really seeing anything out of the ordinary on the reimbursement front relative to some of the policy and coverage updates that investors have been focused on. Thanks.

Don Bailey:	Sure, Josh. That’s a good question and I’m sure it’s a question that virtually every investor has. It’s difficult for us to – and we’ve tried to explain this phenomenon before, and it might be helpful if I go back over a little bit how we have developed our reimbursement process and what the process entails. And that might give you some insight. And this is something we covered in detail in a call a few weeks ago. So we are not – I don’t want to use the word surprised; I guess I just did, but we’re not surprised that we’re seeing business conditions stay pretty much the same.

We said that that would be the case on that call. That was our prediction. And that is what’s happened so far. We’re probably not going to make any predictions about the future given the tenuousness of everything going on with our company. But certainly up to now, we haven’t seen any changes and we’ve seen no indications of any changes just to be clear. It’s just nobody can predict the future.

But let me talk just a little bit about the reimbursement process. So once a patient and a physician together reach the decision to use Acthar as a treatment approach, they typically have tried other treatments, as Steve pointed out in his prepared remarks, to no avail and are looking and maybe even desperate for something new. They’ve kind of run

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out of other choices and they’re dealing with a disease that is going to leave the patient in some type of likely a devastated condition, potentially totally disabled, partially disabled; certainly their quality of life has been greatly impacted and they may even be in a life-threatening situation.

Because Acthar is premium-priced and is utilized in very limited, often orphan-size patient populations, prescriptions are typically handled on a very intensive case-by-case basis through the entire reimbursement process. Prior authorizations are the norm rather than the exception.

Sometimes, we get denials by insurance. That doesn’t happen overly frequently, but it does happen in a reasonable percentage of cases. After these denials, the coverage decisions are often appealed successfully, provided, of course, that the patient has – meets some of these conditions that we’ve just talked about.

That is, that they’ve already attempted one or more primary treatments, particularly when there are no other FDA-approved treatment options available. So Acthar is usually used in a position after another treatment. So for example, in MS, patients typically have failed steroids, maybe as in the example Steve gave, more than one round of steroids.

The typical reimbursement process for an Acthar prescription is very labor-intensive and we have a team of over 30 reimbursement specialists fully dedicated to this effort. And to give some context to the number 30, that’s approximately the number of prescriptions that are filled in a day.

So you can see it’s almost one – it’s almost a full man-day, at least on a fill-basis. So a typical prescription is going to probably get several hours of an individual’s attention. It’s not your typical type of pharmaceutical product. This labor-intensive process to secure Acthar coverage for individual prescriptions has been ongoing and continuously evolving since late-2007. So that’s for five years. So for five years, we’ve been utilizing this case-by-case process. So we’ve literally done, I don’t know, more than 10,000 cases I’m sure.

Requirements for gaining coverage for an Acthar prescription have increased over this time period, as we’ve pointed out many times on prior calls, and that is with most payers. And we’ve discussed this process frequently with investors in the past.

So our experience is that the end result here of Acthar being approved is when the conditions have been met – the following conditions have met – the patient has one of the on-label indications, they have run out of other approved therapies that didn’t work, the doctor thinks that this is medically necessary and is willing to provide the paperwork and information that the insurance company needs, and the patient wants the drug.

When those conditions are met, we find that the success rate for interacting with insurance companies has been very good. So that’s the best we can do, Josh. This is our

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experience, and it’s an experience over thousands of cases. So that’s why we were able to say what we did on the last call and why it seems to continue to be the case up through October 23, 2012.

Joshua

Schimmer:	Very helpful. Maybe one other quick question. Do you have plans to expand the rheumatology sales force based on the success of the early experience?

Don Bailey:	Well, that’s a very good question. And just for those investors who aren’t totally familiar with Questcor and Acthar, we originally started the MS process in 2008 with a pilot sales effort and have subsequently because of the success of various tranches of adding in more salespeople that we’re now up to 107. So we started with 8 and we’ve worked all the way up to 107 I think in 4 or 5 sets of increases. With nephrotic syndrome, as Steve pointed out, we’ve done that a couple of times. Steve, you want to comment on the rheumatology effort and how that’s going?

Steve Cartt:	Sure. As I mentioned, we’re encouraged, Josh, by what we’ve seen in the pilot effort so far. As you would expect, we review all aspects of our business frequently. And of course, this would be one of the areas that we’re paying particularly close attention to given that it’s in a pilot state right now. But we’re going to decide what we want to do as we go forward and we’ll report to you guys any changes to our rheumatology plans at the appropriate time.

Joshua

Schimmer:	Great. Thanks very much.

Operator:	Okay, thank you. And we’ll take our next question from Chris Holterhoff from Oppenheimer & Co. Chris, please go ahead.

Chris

Holterhoff:	Hi, thanks. Just another reimbursement question. Regarding some of the payers that have updated their Acthar polices, can you just talk about whether or not you’ve seen any Acthar scripts reimbursed after the policy changes? And then if so, just talk about which indications they’ve been approved for. Thanks.

Don Bailey:	Sure, Chris. So while we really don’t want to get into the policy of commenting on specific discussions with individual payers, what we’re finding is that when Acthar is appropriately prescribed, insurance reimbursement continues to be quite good overall, has been consistent with payer coverage patterns we have seen with Acthar over the last few years. We do interact with many payers, particularly the bigger ones. And we’re continuing to process cases using that process that I described in great detail. And early here in Q4, we’re seeing nothing out of the ordinary with regard to Acthar prescribing activity.

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So these policy bulletins are one factor that you see in the process, but there’s many other factors, and from our experience, the most important factor is Acthar being prescribed for right patient. Does this patient really need the drug? And does the doctor have a good faith belief that the drug is going to help that patient? When those conditions are met, and other therapies have been tried, again, we’ve had and continue to have a very high success rate. So I know it’s difficult for people to reconcile this, but that’s what we see.

Chris

Holterhoff:	Okay. That’s helpful. Thanks. And then just kind of wanted to get your updated thoughts on whether you thought it might be feasible at this point to conduct a study in MS flairs, just as a way to kind of provide payers with more current clinical data on Acthar.

Don Bailey:	Well, it’s certainly an interesting question. We’re trying to build the body of evidence, and Steve talked a little bit about that. And our approach has been to try to get a greater understanding of how Acthar works, and we’re pleased with this new article in the Multiple Sclerosis Journal. We think that will help. The authors of that particular article are good authors. They’re in that group, so of KOLs for the industry. So doing a trial itself in MS is something that we do discuss. Another possibility would be some other form of trying to gather some evidence. So we’re looking at various things you can do.

When you’re trying to do a – design a trial for a product that’s on-label, already on-label, it has some additional challenges that you don’t have for a drug that’s not yet on – because you already have to worry about issues with respect to ethics of offering placebos. So sometimes you have to create a trial that doesn’t have a placebo. Anyway, so it certainly is on the table so to speak. And if there’s some benefits to trying to do that, and there’s also some reasons not to do it. So I hope that helps you out, Chris.

Chris

Holterhoff:	Yeah. Very helpful. Thanks. Maybe I can just sneak in one last one here.

Don Bailey:	Sure. Ask all the questions you want.

Chris

Holterhoff:	Okay. Can you just give us an update on the enrollment in the Phase IV study in intramembranous nephropathy?

Don Bailey:	Yes. It’s improving a little bit. I don’t have specific numbers, but if we change the criteria slightly so that we’d open up a little bit, and I don’t have the numbers to give you right now, but things are moving along just a little bit better there.

But again, just as I described in answering your question about MS, for others on the call who aren’t familiar with the history, we’re having trouble enrolling in this trial because when patients go to enroll in that trial, they have a 1/3 chance of ending up on placebo, and they generally don’t like that probability and they say to the doctor gee, why don’t

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you – if this is an approved drug, why don’t you just give it to me? I don’t really want to take a chance of going on placebo and continuing for my medical condition to develop and get worse.

So those, again just points out the example of what we’re talking about there. And for those on the call who aren’t familiar with what we’re talking about, the company has underway a Phase IV trial in idiopathic membranous nephropathy. And that trial has been underway for a little while. It was having a little trouble enrolling.

Chris

Holterhoff:	Thanks a lot for taking my questions.

Operator:	Okay. Thank you. And we’ll take our next question from Yale Jen with ROTH Capital. Yale, please go ahead.

Yale Jen:	The first question is Don, could you give us a little bit breakdown in terms of Acthar revenue of the three or four major indications or the rough percentage of that?

Don Bailey:	Sure. Absolutely. So this is a common question, and I’m going to let Mike Mulroy take a stab at answering it. This is always a tricky question because we don’t actually get the data in the form that you might think.

Mike Mulroy:	Yeah. Thanks, Don, and thanks, Yale. And I’ll talk a little bit – again, some background information, just to talk a little bit about process. So our sales are calculated based on vials shipped. We have provided prescription-based information in the past, but we generate revenue in net sales from vials. So it’s not possible really to precisely determine sales by therapeutic area. At the time we sell vials, we don’t know at that moment how those vials will be used. But some investors, we believe, have estimated revenue by therapeutic area by employing factors, basically looking at it on a how many vials per script will be used within each therapeutic area. And some may also take it to the next level because especially within nephrotic syndrome, the vials might be used over more than one reporting quarter. So there’s a lot of kind of nuance there and ways to build it up. But we don’t have – we certainly don’t have GAAP numbers for that. We estimate it kind of like you guys do. But Don, I don’t know if you want to...

Don Bailey:	Yeah, so I think that explains the problem a little bit. We think that the distribution of revenue – I think on the last call, we said that the revenue for MS was approximately 40% to 45%. Nephrotic syndrome was roughly equal to that, and then remainder was infantile spasms. It’s probably moved just a little bit more towards nephrotic syndrome in this quarter, even though we had a nice surge in MS scripts because of the – this effect that Mike was talking about that prior nephrotic syndrome scripts are generating revenue this quarter. And of course then we have the entrée of rheumatology into the equation, so we’re probably getting a couple percent of rheumatology. So hopefully that gives you enough to give you a rough idea, Yale. We don’t have precise numbers unfortunately.

Questcor Pharmaceuticals	13	10/23/12

QUESTCOR PHARMACEUTICALS

THIRD QUARTER 2012 FINANCIAL RESULTS

October 23, 2012, 4:30 PM ET

Yale Jen:	Okay, great. That’s still very helpful. The second question is for the ASN meeting this year, would you guys were thinking about any sort of panel meeting and other type of activities maybe similar to last year? Or there’s other thoughts you have?

Don Bailey:	I don’t think there’s going to be anything like there was last year. But maybe Steve, would you mind providing just a little bit of color?

Steve Cartt:	Sure. We’ll be having some one-on-one and small group discussions with KOLs, Yale, at ASN this year, really kind of strategically looking at the – not only the marketplace, but as well as research areas that might be of interest. So no big panel meeting per se, but some smaller get-togethers with top-KOLs because we do have a pretty good chunk of new information coming out at the meeting and there’ll be a lot of interest in discussing that and where we can direct some further research funding.

Yale Jen:	Thanks for that. And lastly, you do have oral presentation I believe at the ASN meeting. Any other things you can talk about that besides the details that that will present?

Steve Cartt:	Yeah, there are a number of abstracts and related posters, as well as the podium session that you mentioned. We really can’t comment on these. Book of abstracts is available online for people that are interested. But for further detail, obviously you’ll need to kind of wait until the meeting. And if you’re planning to attend, you can see it live and in person.

Yale Jen:	Okay, great. Well, great. Thanks a lot. I appreciate it.

Steve Cartt:	Sure.

Operator:	Okay. Thank you ladies and gentlemen. That does appear that that’s all the time we have for questions. So I would like to turn it back to the host for any concluding remarks at this time.

Don Bailey:	Well, thank you all for attending. If you have follow-up questions, you can get a hold of our IR team. Their phone numbers are on the press release. And we look forward to speaking to you in the future.

Operator:	Okay. Ladies and gentlemen, this does conclude your conference. You may now disconnect and have a great day.

Questcor Pharmaceuticals	14	10/23/12